                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                            (Amendment No.        )*


                           MOBILITY ELECTRONICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   60741U101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               Joan W. Brubacher
                      17800 N. Perimeter Drive, Suite 200
                           Scottsdale, Arizona 85255
                                 (480) 596-0061
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                With a copy to:
                               Richard F. Dahlson
                             Jackson Walker L.L.P.
                     2435 N. Central Expressway, Suite 600
                              Dallas, Texas 75080
                                 (972) 744-2900

                               February 14, 2003
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d(f) or 240.13d(g), check the following box [ ].

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

    CHARLES R. MOLLO INDIVIDUALLY, AS SOLE MANAGER OF LA LUZ ENTERPRISES, L.L.C.; AS MANAGER OF MOLLO FAMILY LLC; AS CO-TRUSTEE AND BENEFICIARY OF THE CRM-008 TRUST; AS CO-TRUSTEE OF THE JLM-008 TRUST; AND AS CO-TRUSTEE OF THE JOHN R. HARRIS AND TIMOTHY D. HARRIS IRREVOCABLE TRUST.(1)

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (See Instructions)
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(a)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER

  NUMBER OF         Mr. Mollo has actual sole voting and dispositive power for the shares set forth below. Because the Reporting Persons
   SHARES           are filing this Schedule as a group and may be deemed to
                    beneficially own these shares, the other Reporting Persons
BENEFICIALLY        have disclosed that they may be deemed to have shared voting and dispositive power over these shares.
  OWNED BY
                    316,645 (includes 130,434 shares that may be purchased by
    EACH            Mr. Mollo upon the exercise of options granted under the
                    Mobility 1996 Stock Option Plan; 8,000 shares owned by the
  REPORTING         CRM Revocable Trust of which Mr. Mollo is the trustee;
                    21,800 shares held by Guarantee & Trust Company as trustee
   PERSON           for the benefit of Mr. Mollo's IRA; 4,900 shares held by
                    Guarantee & Trust Company as trustee for the benefit of New
    WITH            Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment
                    Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable
                    Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.)

               -----------------------------------------------------------------
                8   SHARED VOTING POWER

                    2,280,503

                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns.
               -----------------------------------------------------------------

               -----------------------------------------------------------------
                    La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable Trust shares such power with Mr. Mollo, a co-trustee of the trust.

               -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER

                    316,645 as set forth in 7 above.
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,280,503 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Charles R. Mollo previously filed a Schedule 13G pursuant to Rule 13d-1(d) on July 10, 2002.

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JANICE L. BREEZE-MOLLO INDIVIDUALLY, AS SOLE MANAGER OF LA LUZ ENTERPRISES-II, L.L.C.; AS MANAGER OF BREEZE FAMILY LLC; AS CO-TRUSTEE OF THE CRM-008 TRUST; AS CO-TRUSTEE AND BENEFICIARY OF THE JLM-008 TRUST; AND AS DIRECTOR OF NEW VISTAS INVESTMENTS CORPORATION (1)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (SEE INSTRUCTIONS)

    N/A
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(a)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
   SHARES           Ms. Breeze-Mollo has actual sole voting and dispositive
 BENEFICIALLY       power for the shares set forth below. Because the Reporting
   OWNED BY         Persons are filing this Schedule as a group and may be
    EACH            deemed to beneficially own these shares, the other Reporting
  REPORTING         Persons have disclosed that they may be deemed to
   PERSON           have shared voting and dispositive power over these shares.
    WITH
                    59,687 (includes 14,696 shares owned by the JLM Revocable
                    Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Janice L. Breeze;
                    30,966 shares held by the Breeze Family LLC of which Ms.
                    Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the
                    Breeze Family.)
               -----------------------------------------------------------------
                8   SHARED VOTING POWER

                    2,537,461

                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for
               -----------------------------------------------------------------
                    the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is
               -----------------------------------------------------------------

               -----------------------------------------------------------------
                    the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust
                    has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable
                    Trust shares such power with Mr. Mollo, a co-trustee of the trust.
               -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER

                    59,687 as set forth in 7 above.
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,537,461 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)                                       [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

(1) Janice L. Breeze-Mollo previously filed a Schedule 13G pursuant to Rule 13d-1(d) on July 10, 2002.

--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JEFFREY R. HARRIS INDIVIDUALLY, AS THE DIRECTOR, PRESIDENT AND AS AN OWNER OF NEW HORIZONS ENTERPRISES, INC.; AS THE MANAGER OF HARRIS FAMILY LLC; AND AS AN OWNER AND A DIRECTOR OF NEW VISTAS INVESTMENTS CORPORATION. (1)

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(a)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF
                    Mr. Harris has actual sole voting and dispositive power for
   SHARES           the shares set forth below. Because the Reporting Persons
                    are filing this Schedule as a group and may be deemed to
BENEFICIALLY        beneficially own these shares, the other Reporting Persons have disclosed that they may be deemed to have shared voting
OWNED BY EACH       and dispositive power over these shares.

 REPORTING          265,698 (includes 36,403 shares owned directly by Mr.
                    Harris; 43,625 shares purchasable pursuant to options
   PERSON           granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned
  WITH              directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.)

               -----------------------------------------------------------------
                8   SHARED VOTING POWER


                    2,331,450


                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.


                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns.

                    La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.


                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable Trust shares such power with Mr. Mollo, a co-trustee of the trust.

               -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER

                    265,698 as set forth in 7 above.
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,331,450 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

(1) Jeffrey R. Harris previously filed a Schedule 13G pursuant to Rule 13d-1(d) on July 10, 2002.

5
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    CRM-008 TRUST
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(a)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Arizona
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF         0
   SHARES
BENEFICIALLY
OWNED BY EACH
 REPORTING
   PERSON
   WITH

               -----------------------------------------------------------------
                8   SHARED VOTING POWER

                    2,597,148

                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.


                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.


                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.


                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.


                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.


                    The John R. Harris and Timothy D. Harris Irrevocable Trust has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable Trust shares such power with Mr. Mollo, a co-trustee of the trust.

               -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JLM-008 TRUST
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(a)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Arizona
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF         0
   SHARES
BENEFICIALLY
OWNED BY EACH
 REPORTING
   PERSON
    WITH

               -----------------------------------------------------------------
                8   SHARED VOTING POWER

                    2,597,148

                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.


                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.


                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.


                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.


                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.


                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.


                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.


                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.


                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.


                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.


                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable Trust shares such power with Mr. Mollo, a co-trustee of the trust.

               -----------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    NEW HORIZONS ENTERPRISES, INC.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS (See Instructions)

    N/A
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(d) OR 2(a)                                                    [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New Mexico
--------------------------------------------------------------------------------
                7   SOLE VOTING POWER
  NUMBER OF         None
   SHARES
BENEFICIALLY
OWNED BY EACH
 REPORTING
   PERSON
    WITH

               -----------------------------------------------------------------
                8   SHARED VOTING POWER

                    2,597,148


                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.


                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.


                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.


                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.


                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.


                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.


                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.


                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.


                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.


                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.


                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable Trust shares such power with Mr. Mollo, a co-trustee of the trust.

               -----------------------------------------------------------------
                    9 SOLE DISPOSITIVE POWER

                    0
               -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES (See Instructions)                                       [ ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     NEW VISTAS INVESTMENTS CORPORATION
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(a)                                                            |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Mexico
--------------------------------------------------------------------------------
 NUMBER OF       7    SOLE VOTING POWER
   SHARES
BENEFICIALLY          0
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
                 8    SHARED VOTING POWER

                      2,597,148

                      The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                      Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                      Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                      Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                      The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                      Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                      The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                      La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                      La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                      New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                      New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                      The John R. Harris and Timothy D. Harris Irrevocable
                      Trust has voting and dispositive power over 35,000
                      shares that it owns. The John R. Harris and Timothy D.
                      Harris Irrevocable Trust shares such power with Mr.
                      Mollo, a co-trustee of the trust.
--------------------------------------------------------------------------------
                 9    SOLE DISPOSITIVE POWER

                      None
--------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     LA LUZ ENTERPRISES, L.L.C.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(a)                                                            |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Arizona
--------------------------------------------------------------------------------
 NUMBER OF       7    SOLE VOTING POWER
   SHARES
BENEFICIALLY          0
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
                 8    SHARED VOTING POWER

                      2,597,148

                      The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                      Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                      Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                      Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                      The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                      Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                      The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                      La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                      La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                      New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                      New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                      The John R. Harris and Timothy D. Harris Irrevocable Trust has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable Trust shares such power with Mr. Mollo, a co-trustee of the trust.

--------------------------------------------------------------------------------
                 9    SOLE DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     LA LUZ ENTERPRISES-II, L.L.C.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(a)                                                            |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Arizona
--------------------------------------------------------------------------------
 NUMBER OF       7    SOLE VOTING POWER
   SHARES
BENEFICIALLY          0
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
                 8    SHARED VOTING POWER

                      2,597,148

                      The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                      Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                      Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                      Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                      The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                      Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                      The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                      La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                      La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                      New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                      New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                      The John R. Harris and Timothy D. Harris Irrevocable
                      Trust has voting and dispositive power over 35,000
                      shares that it owns. The John R. Harris and Timothy D.
                      Harris Irrevocable Trust shares such power with Mr.
                      Mollo, a co-trustee of the trust.
--------------------------------------------------------------------------------
                 9    SOLE DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     BREEZE FAMILY, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(a)                                                            |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Mexico
--------------------------------------------------------------------------------
 NUMBER OF       7    SOLE VOTING POWER
   SHARES
BENEFICIALLY          0
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
                 8    SHARED VOTING POWER

                      2,597,148

                      The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                      Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                      Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                      Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                      The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                      Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                      The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                      La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                      La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                      New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                      New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                      The John R. Harris and Timothy D. Harris Irrevocable
                      Trust has voting and dispositive power over 35,000
                      shares that it owns. The John R. Harris and Timothy D.
                      Harris Irrevocable Trust shares such power with Mr.
                      Mollo, a co-trustee of the trust.
--------------------------------------------------------------------------------
                 9    SOLE DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------
                 10   SHARED DISPOSITIVE POWER

                      2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Mollo Family, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  | |

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(a)                                                            | |

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Mexico
--------------------------------------------------------------------------------
  NUMBER OF    7    SOLE VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
               8    SHARED VOTING POWER

                    2,597,148

                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust
                    has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable
                    Trust shares such power with Mr. Mollo, a co-trustee of the trust.
--------------------------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John R. Harris and Timothy D. Harris Irrevocable Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  | |

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(a)                                                            | |

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Mexico
--------------------------------------------------------------------------------
  NUMBER OF    7    SOLE VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
               8    SHARED VOTING POWER

                    2,597,148

                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable Trust shares such power with Mr. Mollo, a co-trustee of the trust.

--------------------------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Harris Family LLC
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(a)                                                            |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Mexico
--------------------------------------------------------------------------------
 NUMBER OF     7    SOLE VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
               8    SHARED VOTING POWER

                    2,597,148

                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust
                    has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable
                    Trust shares such power with Mr. Mollo, a co-trustee of the trust.
--------------------------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     JLM Revocable Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(a)                                                            |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Mexico
--------------------------------------------------------------------------------
 NUMBER OF     7    SOLE VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
               8    SHARED VOTING POWER

                    2,597,148

                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust
                    has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable
                    Trust shares such power with Mr. Mollo, a co-trustee of the trust.
--------------------------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     CRM Revocable Trust
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [X]
                                                                        (b)  |_|

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

     N/A
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(a)                                                            |_|

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Mexico
--------------------------------------------------------------------------------
 NUMBER OF     7    SOLE VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY
    EACH
 REPORTING
   PERSON
    WITH
--------------------------------------------------------------------------------
               8    SHARED VOTING POWER

                    2,597,148

                    The following Reporting Persons have actual sole voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo beneficially owns 316,645 shares over which he has actual sole voting and dispositive power, which shares include 130,434 shares that may be purchased by Mr. Mollo upon the exercise of options granted under the Mobility 1996 Stock Option Plan; 8,000 shares owned by the CRM Revocable Trust of which Mr. Mollo is the trustee; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 9,041 shares held at Delaware Trust for the benefit of Mr. Mollo; 116,047 shares owned by Mollo Family LLC of which the CRM Revocable Trust owns 10% and Mr. Mollo is the manager; and 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC.

                    Ms. Breeze-Mollo beneficially owns 59,687 shares over which she has actual sole voting and dispositive power, which shares include 14,696 shares owned by the JLM Revocable Trust of which Ms. Breeze-Mollo is the trustee; 6,468 shares held at Alex Brown for the benefit of Ms. Breeze-Mollo; 30,966 shares held by the Breeze Family LLC of which Ms. Breeze-Mollo is the sole manager; and 7,557 shares that may be purchased upon the exercise of warrants owned by the Breeze Family LLC.

                    Mr. Harris beneficially owns 265,698 shares over which he has actual sole voting and dispositive power, which shares include 36,403 shares owned directly by Mr. Harris; 43,625 shares purchasable pursuant to options granted under Mobility 1996 Stock Option Plan; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 6,742 shares held in Delaware Trust for the benefit of Mr. Harris; 4,442 shares that may be received upon the conversion of 4,168 shares of Series C held in Delaware Trust for the benefit of Mr. Harris; 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is the manager; and 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC.

                    The following Reporting Persons have actual shared voting and dispositive power for the shares set forth below. Because the Reporting Person named in this cover page is filing this Schedule as a member of a group, the Reporting Person is disclosing that they have shared voting and dispositive power over these shares and may be deemed to beneficially own these shares.

                    Mr. Mollo and Ms. Breeze-Mollo share voting and dispositive power over 185,441 shares, which shares include 12,500 shares that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo; and 55,294 shares that may be purchased upon the exercise of warrants that they hold as joint tenants with right of survivorship with Ms. Breeze-Mollo.

                    The CRM-008 Trust has voting and dispositive power over 86,470 shares, which shares include 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock it owns and 27,647 shares that may be purchased upon the exercise of warrants that it owns. The CRM-008 Trust shares such power with Ms. Breeze-Mollo, who is a co-trustee of the trust, and Mr. Mollo, who is a co-trustee and beneficiary of the trust.

                    La Luz Enterprises, L.L.C. has voting and dispositive power over 266,500 shares, which shares include 231,864 shares that it owns and 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock that it owns. La Luz Enterprises, L.L.C. shares such power with the CRM-008 Trust, which is the sole owner of La Luz Enterprises, L.L.C.; Mr. Mollo, who is the sole manager of La Luz Enterprises, L.L.C. and a co-trustee and beneficiary of the CRM-008 Trust; and Ms. Breeze-Mollo, who is a co-trustee of the CRM-008 Trust.

                    La Luz Enterprises-II, L.L.C. has voting and dispositive power over 28,109 shares, which shares include 22,780 shares that it owns and 5,329 shares that may be received upon the conversion of 5,000 shares of Series C preferred stock that it owns. La Luz Enterprises-II, L.L.C. shares such power with the JLM-008 Trust, which is the sole owner of La Luz Enterprises-II, L.L.C.; Ms. Breeze-Mollo, who is the sole manager of La Luz Enterprises-II, L.L.C. and a co-trustee and beneficiary of the JLM-008 Trust; and Mr. Mollo, who is a co-trustee of the JLM-008 Trust.

                    New Horizons Enterprises, Inc. has voting and dispositive power over 411,768 shares, which shares include 238,827 shares that it owns; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock that it owns; and 55,294 shares that may be purchased upon the exercise of warrants that it owns. New Horizons Enterprises, Inc. shares such power with the CRM-008 Trust, which owns 49% of the company; the JLM-008 Trust, which owns approximately 24.99% of the company; Mr. Mollo and Ms. Breeze-Mollo, who are co-trustees of both the JLM-008 Trust and the CRM-008 Trust; and Mr. Harris, who owns 26% of New Horizons Enterprises, Inc. and is the director and President of the company.

                    New Vistas Investment Corporation has voting and dispositive power over 941,830 shares, which shares include 379,062 shares that it owns; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock that it owns; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock that it owns; and 146,421 shares may be purchased upon the exercise of warrants that it owns. New Vistas Investment Corporation shares such power with the CRM-008 Trust, which owns approximately 43% of the company; the JLM-008 Trust, which owns approximately 18% of the company; Mr. Mollo who is a co-trustee of both the JLM-008 Trust and the CRM-008 Trust; Mr. Harris, who owns approximately 20% of New Vistas Investment Corporation and is a director and President of the company; and Ms. Breeze-Mollo, who is a director and Vice President of New Vistas Investment Corporation and a co-trustee of both the JLM-008 Trust and the CRM-008 Trust.

                    The John R. Harris and Timothy D. Harris Irrevocable Trust
                    has voting and dispositive power over 35,000 shares that it owns. The John R. Harris and Timothy D. Harris Irrevocable
                    Trust shares such power with Mr. Mollo, a co-trustee of the trust.
--------------------------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    2,597,148 as set forth in 8 above.
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,597,148
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|
     (SEE INSTRUCTIONS)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.3% (Percentage ownership is based on the following shares outstanding as of January 17, 2003: 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1.)
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO
--------------------------------------------------------------------------------

ITEM 1.           SECURITY AND ISSUER.

         The title and class of equity securities to which this Schedule relates is the common stock, $0.01 par value per share, (the "Stock") of Mobility Electronics, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 17800 North Perimeter Drive, Suite 200, Scottsdale, Arizona 85255. Shares of the Issuer's Series C, E and F preferred stock vote on as-converted basis. As of January 17, 2003 there were 20,375,738 shares of common stock outstanding; 550,212 shares of Series C preferred stock, which converts to 586,361 shares of common stock using a conversion factor of 1-to-1.06570; 865,051 shares of Series E preferred stock, which converts to 865,051 shares of common stock using a conversion factor of 1-to-1; and 729,407 shares of Series F preferred stock, which converts to 729,407 shares of common stock using a conversion factor of 1-to-1. Beneficial ownership has been calculated on an as-converted basis to reflect the beneficial voting power of each Reporting Person.

ITEM 2.           IDENTITY AND BACKGROUND.

         Pursuant to Rule 13d-1(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), this Schedule 13D Statement is hereby filed by the following persons (collectively, the "Reporting Persons"): Charles R. Mollo, a United States citizen ("Mr. Mollo"); Janice L. Breeze-Mollo, a United States citizen ("Ms. Breeze-Mollo"); Jeffrey R. Harris, a United States Citizen ("Mr. Harris"); CRM-008 Trust, an Arizona trust; JLM-008 Trust, an Arizona trust; New Horizons Enterprises, Inc., a New Mexico corporation ("New Horizons"); New Vistas Investments Corporation, a New Mexico corporation ("New Vistas"); La Luz Enterprises, L.L.C., an Arizona limited liability company ("La Luz"); La Luz Enterprises-II, L.L.C., an Arizona limited liability company ("La Luz II"); Breeze Family LLC, a New Mexico limited liability company ("Breeze Family LLC); Mollo Family LLC, is a New Mexico limited liability company ("Mollo Family LLC"); John R. Harris and Timothy D. Harris Irrevocable Trust, a New Mexico trust ("Harris Trust"); Harris Family LLC, a New Mexico limited liability company ("Harris Family LLC"); JLM Revocable Trust, a New Mexico trust ("JLM Trust"); and CRM Revocable Trust, a New Mexico trust ("CRM Trust").

         The Reporting Persons have decided to file as a "group" within the meaning of Section 13(d)(3) of the Act, as evidenced by the Joint Filing and Group Agreement, an agreement entered into by all Reporting Persons on February 14, 2003, which agreement is included as Exhibit B. Several of the foregoing Reporting Persons would not be required to file a Schedule 13-D or the short-form 13-G if they did not file as a group. In order to provide a comprehensive picture of the Reporting Persons' beneficial ownership, they have determined to file together on this Schedule 13-D. Prior to this filing Mr. Mollo, Ms. Breeze-Mollo and Mr. Harris filed separate 13-G's. Although some Reporting Persons have actual sole and dispositive power over certain shares that they beneficially own, the other Reporting Persons are disclosing that they have shared voting and dispositive power over those shares and may be deemed to beneficially own those shares because the Reporting Persons are filing collectively as a group.

         The principal business or employment of Mr. Mollo is Chief Executive Officer and President of the Issuer. The principal address of Mr. Mollo is 17800 North Perimeter Drive, Suite 200, Scottsdale, Arizona 85255. Mr. Mollo is the husband of Ms. Breeze-Mollo.

         The principal business or employment of Ms. Breeze-Mollo is as a director and Vice President of New Vistas. The principal address of Ms. Breeze-Mollo is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. Ms. Breeze-Mollo is the wife of Mr. Charles Mollo.

         The principal business or employment of Mr. Harris is as President of New Vistas. The principal address of Mr. Harris is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111.

         CRM-008 Trust is an Arizona irrevocable trust, the principal business of which is to invest in assets. The principal business address of CRM-008 Trust, which also serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. Mr. Mollo and Ms. Breeze-Mollo are co-trustees of the CRM-008 Trust and Mr. Mollo is a beneficiary of the CRM-008 Trust.

         JLM-008 Trust is an Arizona irrevocable trust, the principal business of which is to invest in assets. The principal business address of JLM-008 Trust, which also serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. Mr. Mollo and Ms. Breeze-Mollo are co-trustees of the JLM-008 Trust and Ms. Breeze-Mollo is a beneficiary of the JLM-008 Trust.

         New Horizons is a New Mexico corporation, the principal business of which is to invest in assets. The principal business address of New Horizons, which also serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. The CRM-008 Trust owns 49%, the JLM-008 Trust owns approximately 24.99% and Mr. Jeffrey Harris owns 26% of New Horizons. Mr. Harris is the sole director and president of New Horizons.

         New Vistas is a New Mexico corporation, the principal business of which is to purchase, develop and manage real estate. The principal business address of New Vistas, which also serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. The CRM-008 Trust owns approximately 43%, the JLM-008 Trust owns approximately 18.5% and Mr. Jeffrey Harris owns approximately 20% of New Vistas. Mr. Harris and Ms. Breeze-Mollo are the directors of New Vistas, and Mr. Harris is also the president of New Vistas.

         La Luz is an Arizona limited liability company, the principal business of which is to hold property for business ventures and investment. The principal business address of La Luz, which also serves as its principal office, is 301 East Virginia Avenue, Suite 3300, Phoenix Arizona, 85004. The CRM-008 Trust is the sole owner of La Luz. Mr. Mollo is the sole manager of La Luz.

         La Luz II is an Arizona limited liability company, the principal business of which is to hold property for business ventures and investment. The principal business address of La Luz II, which also serves as its principal office, is 301 East Virginia Avenue, Suite 3300, Phoenix Arizona, 85004. The JLM-008 Trust is the sole owner of La Luz II. Ms. Breeze-Mollo is the sole manager of La Luz II.

         Breeze Family LLC is a New Mexico limited liability company, the principal business of which is to purchase, own, hold, trade and sell investment property. The principal business address of Breeze Family LLC, which serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. Ms. Breeze-Mollo is the manager.

         Mollo Family LLC is a New Mexico limited liability company, the principal business of which is to purchase, own, hold, trade and sell investment property. The principal business address of Mollo Family LLC, which serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. Mr. Mollo is the manager.

         Harris Trust is a New Mexico trust, the principal business of which is to invest in property for the benefit of the trust beneficiaries. The principal business address of Harris Trust, which serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. Mr. Mollo is a co-trustee.

         Harris Family LLC is a New Mexico limited liability company, the principal business of which is to purchase, own, hold, trade and sell investment property. The principal business address of Harris Family LLC, which serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. Mr. Harris is the manager.

         JLM Trust is a New Mexico trust, the principal business of which is to invest in assets. The principal business address of JLM Trust, which serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. Ms. Breeze-Mollo is the trustee.

         CRM Trust is a New Mexico trust, the principal business of which is to invest in assets. The principal business address of CRM Trust, which serves as its principal office, is 5528 Eubank Blvd. NE, Suite 3, Albuquerque, New Mexico 87111. Mr. Mollo is the trustee.

         During the last five years, none of the Reporting Persons (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3.           SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         This Schedule is filed pursuant to a Joint Filing and Group Agreement wherein the Reporting Persons have agreed to file this Schedule jointly as a group. No funds were used by the Reporting Persons in connection with entering into the Joint Filing and Group Agreement.

ITEM 4.           PURPOSE OF TRANSACTION.

         The shares of Stock set forth in Item 3 were acquired by the Reporting Persons for the purpose of investment.

         The Reporting Persons intend to continue to evaluate the Issuer's business, prospects and financial condition, the market for the Stock, monetary and stock market conditions and other further developments. As a part of such evaluation, one or more of the Reporting Persons may participate in meetings or hold discussions with the Issuer's management, other security holders of the Issuer and other persons in which the Reporting Persons may express their views with respect to potential changes in the operations, assets, capital structure or ownership of the Issuer. Such expression of views may relate to one or more of the transactions specified in clauses (a) through (j) of Item 4 of the
Schedule 13D form.

         Depending upon, among other things, the factors set forth above, the Reporting Persons reserve the right to (i) dispose of all or part of their investment in the Stock at any time, (ii) acquire additional equity securities of the Issuer or its affiliates by tender offer, in the open market, in private transactions or otherwise, (iii) propose a merger or other business combination with the Issuer or its affiliates, (iv) seek control of the Issuer by stock ownership or otherwise, or (v) take any other action with respect to the Issuer.

          Except as set forth in this Item 4, the Reporting Persons have no present plans or proposals that relate to or that would result in any of the following actions:

          (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

          (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

          (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

          (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

          (e) Any material change in the present capitalization or dividend policy of the Issuer;

          (f) Any other material change in the Issuer's business or corporate structure;

          (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

          (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

          (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or

          (j)  Any action similar to any of those enumerated above.



ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER.

          The contents of the cover pages to this Schedule are incorporated by reference.

During the last 60 days, Ms. Breeze-Mollo and Mr. Mollo acquired through a private placement from the Issuer the following shares as joint tenants:


         DATE                   TRANSACTION                         SHARES                           PRICE
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                    Purchase               Warrants to purchase 55,294             Not exercised
                           from Issuer in private       shares of Stock at $1.02 per
                                 placement                          share.
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                    Purchase                 117,647 shares of Series F                $0.850
                           from Issuer in private      preferred stock that convert into
                                  placement                 117,647 shares of Stock.
----------------------- ----------------------------- ----------------------------------- ----------------------------

During the last 60 days, Mr. Harris acquired through a private placement from the Issuer the following shares:


         DATE                   TRANSACTION                         SHARES                           PRICE
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                Purchase from             Warrants to purchase 27,647             Not exercised
                            Issuer in private          shares of Stock at $1.02 per
                                placement                          share.
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                Purchase from              $8,823 shares of Series F                 $0.850
                            Issuer in private         preferred stock that convert into
                                placement                  58,823 shares of Stock.
----------------------- ----------------------------- ----------------------------------- ----------------------------

During the last 60 days, the CRM-008 Trust acquired through a private placement from the Issuer the following shares:


         DATE                   TRANSACTION                         SHARES                           PRICE
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                   Purchase from            Warrants to purchase 27,647             Not exercised
                               Issuer in private         shares of Stock at $1.02 per
                                   placement                        share.
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                   Purchase from            58,823 shares of Series F                 $0.850
                               Issuer in private       preferred stock that convert into
                                   placement                58,823 shares of Stock.
----------------------- ----------------------------- ----------------------------------- ----------------------------

During the last 60 days, New Vistas acquired through private placement from the Issuer the following shares:


         DATE                   TRANSACTION                         SHARES                           PRICE
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                   Purchase from           Warrants to purchase 124,411            Not exercised
                               Issuer in private         shares of Stock at $1.02 per
                                   placement                        share.
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                   Purchase from            264,705 shares of Series F                $0.850
                               Issuer in private       preferred stock that convert into
                                   placement                 264,705 shares of Stock.
----------------------- ----------------------------- ----------------------------------- ----------------------------

During the last 60 days, New Horizons acquired through private placement from the Issuer the following shares:


         DATE                   TRANSACTION                         SHARES                           PRICE
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                   Purchase from            Warrants to purchase 55,294             Not exercised
                               Issuer in private         shares of Stock at $1.02 per
                                   placement                        share.
----------------------- ----------------------------- ----------------------------------- ----------------------------
       1/14/03                   Purchase from            117,647 shares of Series F                $0.850
                               Issuer in private       preferred stock that convert into
                                   placement                117,647 shares of Stock.
----------------------- ----------------------------- ----------------------------------- ----------------------------

Certain other persons may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Stock disclosed herein. None of such persons' interest exceeds five percent of the outstanding Shares.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          The following loan arrangements exist among the Reporting Persons:

          On December 10, 1999 Mollo LLC purchased 60,690 shares of Stock for a total purchase price of $91,035. Of that purchase price, Mollo LLC used $10,000 of Working Capital and borrowed $81,035 from Mr. Harris at a rate of 6% per annum with a maturity date of December 9, 2004, which note is secured by the shares purchased.

          On December 10, 1999 Harris LLC purchased 32,200 shares of Stock for a total purchase price of $48,300. Of that purchase price, Harris LLC used $5,000 of Working Capital and borrowed $43,300 from Ms. Breeze-Mollo at a rate of 6% per annum with a maturity date of December 9, 2004, which note is secured by the shares purchased.

          On December 10, 1999 New Horizons purchased 141,322 shares of Stock for a total purchase price of $423,967.50. Of that purchase price, New Horizons used $49,967.50 of Working Capital and borrowed $374,000 from New Vistas at a rate of 6% per annum with a maturity date of December 9, 2004, which note is secured by the shares purchased.

          On June 29, 2000 La Luz purchased 162,899 shares of Stock for a total purchase price of $500,000. Of that purchase price, La Luz used $3,500 of Working Capital and borrowed $496,500 from Mr. Mollo at a rate of 6.39% per annum with a maturity date of December 31, 2010, which note is secured by the shares purchased.

          On March 2, 2001 La Luz purchased 68,966 shares of Stock for a total purchase price of $200,001.40. Of that purchase price, La Luz used $690.40 of Working Capital and borrowed $199,311 from the Issuer at a rate of 6.33% per annum with a maturity date of March 2, 2004, which note is secured by the shares purchased.

          On June 29, 2000 La Luz II purchased 22,780 shares of Stock for a total purchase price of $69,000. Of that purchase price, La Luz used $3,500 of Working Capital and borrowed $65,500 from Ms. Breeze-Mollo at a rate of 6.39% per annum with a maturity date of December 31, 2010, which note is secured by the shares purchased.

          The Issuer granted options to the following Reporting Persons stock option arrangements pursuant to employment agreements:

          On September 15, 1998 under the Mobility 1996 Stock Option Plan and as a result of Mr. Harris' participation on the Company's board of directors, the Issuer granted to Mr. Harris the option to purchase 20,000 shares of Stock at a price of $5.75 per share, which amounted to an option to purchase 10,000 shares of Stock at $11.50 per share after the Issuer's Stock split in March 2000. The option is set to expire on the fifth anniversary of the date of grant.

          On January 13, 2000 under the Mobility 1996 Stock Option Plan and as a result of Mr. Harris' participation on the Company's board of directors, the Issuer granted to Mr. Harris the option to purchase 5,000 shares of Stock at a price of $5.25 per share, which amounted to an option to purchase 2,500 shares of Stock at $10.50 per share after the Issuer's Stock split in March 2000. The option is set to expire on the fourth anniversary of the date of grant.

          On January 13, 2000 under the Mobility 1996 Stock Option Plan and as a result of Mr. Harris' participation on the Company's board of directors, the Issuer granted to Mr. Harris the option to purchase 20,000 shares of Stock at a price of $5.25 per share, which amounted to an option to purchase 10,000 shares of Stock at $10.50 per share after the Issuer's Stock split in March 2000. The option is set to expire on the fourth anniversary of the date of grant.

          On May 23, 2001 under the Mobility 1996 Stock Option Plan and as a result of Mr. Harris' participation on the Company's board of directors, the Issuer granted to Mr. Harris the option to purchase 2,500 shares of Stock at a price of $3.06 per share. Each vesting portion is set to expire on the fourth anniversary of the date of vesting.

          On May 23, 2001 under the Mobility 1996 Stock Option Plan and as a result of Mr. Harris' participation on the Company's board of directors, the Issuer granted to Mr. Harris the option to purchase 1,000 shares of Stock at a price of $3.06 per share. Each vesting portion is set to expire on the fourth anniversary of the date of vesting.

          On May 22, 2002 under the Mobility 1996 Stock Option Plan and as a result of Mr. Harris' participation on the Company's board of directors, the Issuer granted to Mr. Harris the option to purchase 50,000 shares of Stock at a price of $1.60 per share. Each vesting portion is set to expire on the fourth anniversary of the date of vesting.

          On May 22, 2002 under the Mobility 1996 Stock Option Plan and as a result of Mr. Harris' participation on the Company's board of directors, the Issuer granted to Mr. Harris the option to purchase 2,500 shares of Stock at a price of $1.60 per share. Each vesting portion is set to expire on the fourth anniversary of the date of vesting.

          On December 1, 1999 under the Mobility 1996 Stock Option Plan and Mr. Mollo's employment agreement, the Issuer granted to Mr. Mollo the option to purchase 200,000 shares of Stock at a price of $2.00 per share, which amounted to an option to purchase 100,000 shares of Stock at $4.00 per share after the Issuer's Stock split in March 2000. The option is set to expire on the fifth anniversary of the date of grant.

          On March 22, 2002 under the Mobility 1996 Stock Option Plan and Mr. Mollo's employment agreement, the Issuer granted to Mr. Mollo the option to purchase 31,860 shares of Stock at a price of $1.27 per share. The option is set to expire on the fifth anniversary of the date of grant.

          On March 22, 2002 under the Mobility 1996 Stock Option Plan and Mr. Mollo's employment agreement, the Issuer granted to Mr. Mollo the option to purchase 6,666 shares of Stock at a price of $1.27 per share. The option is set to expire on the fifth anniversary of the date of grant.

          Except as set forth in Items 2 and 4 above and this Item 6, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between the Reporting Persons and any other person with respect to any securities of the Issuer, including but not limited to, transfer or voting of any of the securities of the Issuer, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, or a pledge or contingency the occurrence of which would give another person voting power over the securities of the Issuer.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following documents are to be filed as exhibits:


          Exhibit A                  Joint Filing Agreement

          Exhibit B                  Documents relating to loan of funds to La Luz Enterprises, L.L.C. by Mobility
                                     Electronics, Inc.

          Exhibit C                  Non-Qualified Stock Option Agreement between Mobility Electronics, Inc. and
                                     Jeffrey R. Harris for the Option to Purchase 5,000 Shares, dated January 13, 2000.

          Exhibit D                  Non-Qualified Stock Option Agreement between Mobility Electronics, Inc. and
                                     Jeffrey R. Harris for the Option to Purchase 20,000 Shares, dated January 13, 2000.

          Exhibit E                  Non-Qualified Stock Option Agreement between Mobility Electronics, Inc. and
                                     Jeffrey R. Harris for the Option to Purchase 20,000 Shares, dated September 15, 1998.

          Exhibit F                  Non-Qualified Stock Option Agreement between Mobility Electronics, Inc. and
                                     Charles R. Mollo for the Option to Purchase 200,000 Shares, dated December 1, 1999.

          Exhibit G                  Non-Qualified Stock Option Agreement between Mobility Electronics, Inc. and
                                     Jeffrey R. Harris for the Option to Purchase 2,500 Shares, dated May 23, 2001.


          Exhibit H                  Non-Qualified Stock Option Agreement between Mobility Electronics, Inc. and
                                     Jeffrey R. Harris for the Option to Purchase 1,000 Shares, dated May 23, 2001.

          Exhibit I                  Non-Qualified Stock Option Agreement between Mobility Electronics, Inc. and
                                     Jeffrey R. Harris for the Option to Purchase 50,000 Shares, dated May 22, 2002.

          Exhibit J                  Non-Qualified Stock Option Agreement between Mobility Electronics, Inc. and
                                     Jeffrey R. Harris for the Option to Purchase 2,500 Shares, dated May 22, 2002.

          Exhibit K                  Non-Qualified Stock Option Agreement between Mobility Electronics, Inc. and
                                     Jeffrey R. Harris for the Option to Purchase 1,000 Shares, dated May 22, 2002.

          Exhibit L                  Incentive Option Agreement between Mobility Electronics, Inc. and Charles R.
                                     Mollo for the Option to Purchase 31,860 Shares, dated March 22, 2002.

          Exhibit M                  Incentive Option Agreement between Mobility Electronics, Inc. and Charles R.
                                     Mollo for the Option to Purchase 6,666 Shares, dated March 22, 2002.


            [The remainder of this page is intentionally left blank.]

                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 24, 2003

                                    /s/ CHARLES R. MOLLO
                                  ----------------------------------------------
                                  Charles R. Mollo

                                   /s/ JANICE L. BREEZE-MOLLO
                                  ----------------------------------------------
                                  Janice L. Breeze-Mollo

                                   /s/ JEFFREY R. HARRIS
                                  ----------------------------------------------
                                  Jeffrey R. Harris



                                  CRM-008 Trust, an Arizona irrevocable trust



                                  By: /s/ CHARLES R. MOLLO
                                     -------------------------------------------
                                     Charles R. Mollo, Family Trustee


                                  JLM-008 Trust, an Arizona irrevocable trust



                                  By: /s/ JANICE L. BREEZE-MOLLO
                                     -------------------------------------------
                                     Janice L. Breeze-Mollo, Family Trustee



                                  New Horizons Enterprises, Inc.,
                                  a New Mexico corporation



                                  By: /s/ JEFFREY R. HARRIS
                                     -------------------------------------------
                                     Jeffrey R. Harris, President


                                  New Vistas Investments Corporation,
                                  a New Mexico corporation



                                  By: /s/ JEFFREY R. HARRIS
                                     -------------------------------------------
                                     Jeffrey R. Harris, President


                                  La Luz Enterprises, L.L.C., an Arizona limited liability company



                                  By: /s/ CHARLES R. MOLLO
                                     -------------------------------------------
                                     Charles R. Mollo, Manager

                                  La Luz Enterprises-II, L.L.C., an Arizona limited liability company



                                  By: /s/ JANICE L. BREEZE-MOLLO
                                     -------------------------------------------
                                     Janice L. Breeze-Mollo, Manager


                                  Breeze Family LLC, a New Mexico limited
                                  liability company



                                  By: /s/ JANICE L. BREEZE-MOLLO
                                     -------------------------------------------
                                     Janice L. Breeze-Mollo, Manager


                                  Mollo Family LLC, a New Mexico limited
                                  liability company



                                  By: /s/ CHARLES R. MOLLO
                                     -------------------------------------------
                                     Charles R. Mollo, Manager


                                  John R. Harris and Timothy D. Harris
                                  Irrevocable Trust, a New Mexico trust



                                  By: /s/ CHARLES R. MOLLO
                                     -------------------------------------------
                                     Charles R. Mollo, Trustee


                                  Harris Family LLC, a New Mexico limited
                                  liability company



                                  By: /s/ JEFFREY R. HARRIS
                                     -------------------------------------------
                                     Jeffrey R. Harris, Manager


                                  JLM Revocable Trust, a New Mexico Trust



                                  By: /s/ JANICE L. BREEZE-MOLLO
                                     -------------------------------------------
                                     Janice L. Breeze-Mollo, Trustee

                                  CRM Revocable Trust, a New Mexico Trust



                                  By: /s/ CHARLES R. MOLLO
                                     -------------------------------------------
                                     Charles R. Mollo, Trustee